Exhibit 99.1

Harbinger Group Inc. Reports Fiscal 2012 Results

Revenues Increase 29% to $4.5 Billion, Reflecting Strong Progress In Insurance and Financial

Services Group and Consumer Products Business

Net Income Attributable to Common and

Participating Preferred Stockholders Up 35% to $30 million

NEW YORK—November 27, 2012—Harbinger Group Inc. (“HGI”; NYSE: HRG), a diversified holding company focused on acquiring and growing attractive businesses, today announced its consolidated results for the fourth quarter and full year period ended on September 30, 2012 (“Fiscal 2012”). The results include HGI’s Consumer Products business, which consists of Spectrum Brands Holdings, Inc. (“Spectrum Brands”; NYSE: SPB), and HGI’s Insurance and Financial Services group, which includes HGI’s Fidelity & Guaranty Life Holdings, Inc. (“FGL”) and Salus Capital Partners, LLC (“Salus”) operating subsidiaries.

Fiscal 2012 Highlights:

•

Total revenues increased 29% from the year ended September 30, 2011 (“Fiscal 2011”), primarily driven by growth in the Insurance segment, including the benefit of a full year of operations of FGL, which was acquired in April 2011.

•

HGI received total dividends of approximately $71 million from its operating subsidiaries in Fiscal 2012. In September, Spectrum Brands paid a special one-time dividend of $1.00 per share, resulting in approximately $30 million to HGI; FGL paid cumulative dividends of $40 million, and Salus paid an inaugural dividend of $1 million in its first year of operation.

•

Upon completion of a recently announced joint venture with EXCO Resources, HGI expects dividends from all subsidiaries to exceed $100 million annually and to surpass HGI’s existing interest and dividend payments.

•

For Fiscal 2012, the Consumer Products segment recorded record net sales of $3.25 billion, a 2% increase from Fiscal 2011; excluding negative foreign exchange impact, net sales grew 4% versus prior year.

•

Consumer Products segment operating income grew 32% and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) increased 6% versus the prior year (or 10% excluding unfavorable foreign exchange impact) on higher sales, synergy benefits and cost reduction initiatives. Adjusted EBITDA margin on a full-year basis approximated 15% of sales.

•

Insurance segment products sales for Fiscal 2012 were $1.9 billion, led by the successful introduction of Prosperity EliteSM which resulted in FGL solidifying a top ten market position in the competitive fixed index annuity marketplace.

•

As of September 30, 2012, HGI’s Insurance segment had a net US GAAP book value of $1.2 billion (including accumulated other comprehensive income (“AOCI”) of $434 million), almost double the book value of $667 million (including AOCI of $159 million) at the end of Fiscal 2011. Net unrealized gains on available for sale investments were $1.1 billion on a U.S. GAAP basis ($1.2 billion on a statutory basis). FGL’s investment portfolio continues to be conservatively positioned, as it holds cash in excess of $1.0 billion, has shortened portfolio duration, and remains well matched against its liability profile.

•

Salus, in its first year of operation, originated $260 million of asset-based loan commitments, for which $181 million of loans were outstanding as of September 30, 2012, and contributed approximately $1 million to HGI’s consolidated earnings for Fiscal 2012.

•

HGI stock price appreciation of 66% from $5.07 to $8.43 per share during Fiscal 2012 resulted in a $157 million liability increase related to the fair value of the preferred stock equity conversion feature, which represents a non-cash charge to HGI’s net income.

•

Net income attributable to common and participating preferred stockholders increased 35% to $30 million, or $0.15 per common share attributable to controlling interest, from $22 million, or $0.11 per common share attributable to controlling interest, in Fiscal 2011.

•

The non-cash accretion rate on HGI’s preferred stock decreased from 2% for the third and fourth fiscal quarters to 0% commencing in the first quarter of fiscal 2013 due to a 163% increase in HGI’s net asset value since the issuance of its preferred stock in May 2011 as calculated in accordance with the terms of its Certificates of Designation.

•

HGI ended the year with corporate cash and short-term investments of approximately $433 million (cash primarily held at HGI and HGI Funding LLC), which supports its business strategy and growth of existing businesses.

Omar Asali, President of HGI said, “Fiscal 2012 was a year of important progress for HGI, both on the basis of financial performance, as well as significant growth at the holding company level and in our core operating businesses. Our results for the full year demonstrate the value created by investing in businesses with strong underlying fundamentals and supporting their growth and success by giving them access to long-term capital and partnering with high-quality, proven management teams.

“Proof of the compelling value proposition of our investment model can be seen in the strong performance of our Insurance and Financial Services group, including the continued success of FGL’s new fixed indexed annuity Prosperity EliteSM product. We also launched an innovative new fixed indexed universal life insurance product that will further strengthen FGL’s life portfolio.

“Spectrum Brands – our Consumer Products business – also performed well, delivering solid operating income and Adjusted EBITDA growth. Spectrum Brands’ recently announced acquisition of Stanley Black & Decker’s Hardware & Home Improvement Group will further enhance revenues and cash flows, and add to its powerful group of consumer brands.

“Finally, we are excited about the new joint venture with EXCO Resources, announced earlier this month, that will establish and anchor our new Energy operating business. This transaction will add a long-life, proven conventional oil and gas business with strong cash flows.

“Overall cash flows from our operating subsidiaries – combined with expected cash flows from the new joint venture with EXCO – should exceed $100 million next fiscal year, which would more than cover HGI’s existing annual interest and dividend payments.”

Detail on Fiscal 2012 Results:

HGI’s consolidated revenues for Fiscal 2012 were $4.48 billion, compared to $3.48 billion for Fiscal 2011. Revenues for Consumer Products, which reflect the Spectrum Brands business, were $3.25 billion in Fiscal 2012 compared to $3.19 billion last year, an increase of 2% (or 4% excluding negative foreign exchange impact). The Insurance and Financial Services group contributed $1.2 billion to HGI’s revenues in Fiscal 2012 compared to $291 million in Fiscal 2011. Insurance and Financial Services group results reflect strong operational performance and the benefit of a full year of operations of FGL, which was acquired in April 2011.

HGI’s consolidated operating income was $409 million for Fiscal 2012 compared to operating income of $164 million in Fiscal 2011. HGI reported consolidated net income attributable to common and participating preferred stockholders of $30 million, or $0.15 per common share attributable to controlling interest, in Fiscal 2012, compared to $22 million, or $0.11 per common share attributable to controlling interest, in Fiscal 2011.

HGI’s Fiscal 2012 results include an income tax benefit of $85 million, reflecting the net release of $198 million of valuation allowance by FGL, which is based on FGL’s assessment of the amount of FGL’s deferred tax assets that are more-likely-than-not realizable, and a $41 million gain resulting from a reduction in the contingent purchase price of FGL. These favorable items were partially offset by the $157 million increase in the fair market value of the equity conversion feature of HGI’s preferred stock which results in a charge to earnings.

HGI continued to have a strong financial position to support its business strategy. At September 30, 2012, HGI had corporate cash and short-term investments of approximately $433 million.

The non-cash accretion rate on HGI’s preferred stock is determined based on the value of HGI’s net assets (the “Preferred Stock NAV”) as calculated in accordance with the terms of the Certificates of Designation of HGI’s preferred stock. The non-cash accretion rate on HGI’s preferred stock reduced from 2% for the third and fourth fiscal quarters to 0% commencing in the first fiscal quarter of 2013 due to an increase in Preferred Stock NAV. The accretion rate is calculated as of September 30 and March 31 of each year, and is set for six months after the date of calculation. The Preferred Stock NAV as of September 30, 2012, calculated in accordance with the Certificates of Designation, was approximately $1.46 billion. This calculation will result in a quarterly non-cash accretion at an annualized rate of 0% for the first two quarters of Fiscal 2013, although it could increase to 2% or 4% in subsequent periods based upon changes in the Preferred Stock NAV.

Consumer Products:

Consumer Products operating income increased to $302 million in Fiscal 2012 from $228 million in Fiscal 2011, representing an increase of 32% driven primarily by higher sales and efficiency gains. Consumer Products delivered record Adjusted EBITDA of $485 million, up 6% year-on-year (or 10% excluding the negative impact of foreign exchange). Adjusted EBITDA is a non-U.S. GAAP measure that excludes interest, income tax expense, restructuring and related charges, acquisition and integration related charges, intangible asset impairment and depreciation and amortization expenses - see “Non-U.S. GAAP Measures” and Table 3 for a reconciliation of Adjusted EBITDA to the Consumer Product segment’s operating income.

Net sales increased $65 million, or 2%, to $3,252 million in Fiscal 2012 from $3,187 million in Fiscal 2011. Excluding negative foreign exchange impacts of $73 million, net sales increased $138 million, or 4%. The pet supplies, home and garden control products, electric shaving and grooming products, and electric personal care products all reported higher revenues in the full year compared to the previous year, with the strongest growth in the higher margin pet supplies and home and garden product lines, which reported year-on-year sales increases of 6% and 9% respectively, helped by gains due to the FURminator and Black Flag acquisitions.

Consumer Products gross profit, representing net sales minus cost of goods sold, for Fiscal 2012 was $1,115 million compared to $1,129 million during Fiscal 2011, representing a $14 million decrease. Gross profit margin, representing gross profit as a percentage of net sales, for Fiscal 2012 decreased to 34% from 35% in Fiscal 2011. The decrease in gross profit and gross profit margin for Fiscal 2012 was driven by $36 million of negative foreign exchange impacts, a $17 million increase in commodity prices and higher costs for sourced goods, primarily from Asia, and a $12 million increase in costs due to changes in product mix. These factors contributing to the decline in gross profit were tempered by increased organic sales which contributed $31 million of gross profit and Fiscal 2012 acquisitions which contributed $23 million of gross profit.

For more information on HGI’s Consumer Products segment, interested parties should read Spectrum Brands’ announcements and public filings, including Spectrum Brands’ fourth quarter earnings announcement, by visiting Spectrum Brands’ website: www.spectrumbrands.com.

Insurance and Financial Services:

Insurance fixed indexed annuities (“FIA”) product sales grew 152% from Fiscal 2011 to $1.6 billion on market share gains by Prosperity EliteSM indexed annuities, solidifying FGL’s position as a top ten writer of FIAs, and bringing total FIA sales in the first nine months of calendar 2012 to over $1.2 billion. Full year fiscal 2011 FIA sales include $327 million in sales for the six-month period prior to HGI’s acquisition of FGL. Policy surrenders were lower than expected as a result of strong renewals of maturing blocks of multi-year rate guaranteed annuities policies and lower fixed index annuity surrenders as a result of favorable index credits resulting from strong equity market conditions. FGL has approximately $17.8 billion of cash and invested assets under management as of September 30, 2012 compared to $16.6 billion as of September 30, 2011.

In the first full fiscal year of HGI ownership, the Insurance segment reported operating income of $164 million for Fiscal 2012 driven by $132 million realized investment gains net of insurance related intangibles amortization. The realized investment gains were a result of strategic portfolio re-positioning trades to shorten the overall portfolio duration in anticipation of rising interest rates. Additionally, since September 30, 2011, FGL moved $12.5 billion of assets to in-house management, which reduced external asset management fees by $4 million.

As of September 30, 2012, FGL’s continued profitability since its acquisition has resulted in FGL management changing its view with respect to its judgment regarding the realization of certain deferred tax assets in future years. As a result of the change in judgment, FGL recorded a $198 million tax benefit due to a net release of its valuation allowance for Fiscal 2012, of which $186 million was in the fourth quarter.

Adjusted operating income was $62 million (pre-tax) for Fiscal 2012. Adjusted operating income is a non-U.S. GAAP insurance industry measure that eliminates the impact of realized investment gains (losses), the effect of interest rate changes on the FIA embedded derivative liability, and the effects of acquisition-related reinsurance transactions – see “Non-U.S. GAAP Measures” and Table 4 for a reconciliation of adjusted operating income to the Insurance segment’s operating income.

As of September, 30, 2012, the HGI’s Insurance segment had a net U.S. GAAP book value of $1.2 billion (including AOCI of $434 million), almost double the book value of $667 million at the end of Fiscal 2011. As of September 30, 2012, the Insurance segment’s available for sale investment portfolio had net unrealized gains on a U.S. GAAP basis of $1.1 billion compared to net unrealized gains of $1.2 billion on a statutory basis. FGL’s investment portfolio continues to be conservatively positioned, as it holds cash in excess of $1.0 billion, has shortened portfolio duration, and remains well matched against its liability profile.

Recent Business Highlights:

Following the end of Fiscal 2012, HGI made two significant announcements:

On November 5, 2012, HGI announced a joint venture with EXCO Resources, Inc. (“EXCO”; NYSE: XCO) to create a private oil and gas limited partnership (the “Partnership”) that will purchase and operate EXCO’s producing U.S. conventional oil and gas assets for a total consideration of $725 million. The transaction further diversifies HGI by establishing a new Energy operating business to complement its Consumer Products and Insurance and Financial Services businesses. Following the closing of the transaction, which is expected to occur in early calendar-year 2013, HGI expects dividends from all subsidiaries to exceed $100 million annually and to surpass HGI’s existing interest and dividend payments. The full press release announcing the transaction can be found at the Investor Relations section of HGI’s website at www.harbingergroupinc.com.

On October 9, 2012, HGI’s Spectrum Brands operating subsidiary announced that it had signed a definitive agreement to acquire the Hardware & Home Improvement Group (“HHI”) of Stanley Black & Decker, Inc. (NYSE: SWK) for $1.4 billion in cash. The transaction will add a leading maker of residential locksets, residential builders’ hardware and faucets with #1 positions in key North American markets and a portfolio of renowned brands to Spectrum Brands. It is expected that the transaction will increase Spectrum Brands’ top-line growth and margins and be significantly and immediately accretive to Spectrum Brands’ earnings per share, EBITDA and free cash flow. The transaction, which includes certain assets of Tong Lung Metal Industry Co. Ltd. (“Tong Lung”), a Taiwanese manufacturer of residential and commercial locksets, is expected to close in two stages: The financing and the acquisition of HHI are expected to close during Spectrum Brands’ first quarter of fiscal 2013 ending December 31, 2012. The acquisition of the Tong Lung assets is expected to occur during Spectrum Brands’ second quarter of fiscal 2013. Additional detail on the transaction can be found on Spectrum Brands’ website: www.spectrumbrands.com.

Fourth Quarter 2012 Highlights:

•	Total revenues for the fourth quarter of Fiscal 2012 were $1.2 billion, compared to $889 million in the same period last year, an increase of 35%.

•

Net income attributable to common and participating preferred stockholders increased to $159 million, or $0.79 per common share attributable to controlling interest, compared to a net loss of $107 million, or ($0.77) per common share attributable to controlling interest, in the same quarter Fiscal 2011.

•	Consumer Products segment recorded record net sales of $833 million in the fourth quarter of Fiscal 2012, compared to $827 million last year.

•

Consumer Products segment operating income more than doubled to $68 million versus $33 million in the prior year driven primarily by the non-recurrence of asset impairment charges. Adjusted EBITDA increased 11% versus the prior year on higher sales, synergy benefits and cost reduction initiatives.

•

Insurance segment reported operating income of $72 million for the fourth quarter of Fiscal 2012, compared to an operating loss of $68 million in the same period of Fiscal 2011. Adjusted operating income was $19 million (pre-tax) for the fourth quarter of Fiscal 2012, compared to $20 million for the same period last year. The $1 million decrease is primarily due to holding a higher level of excess cash in 2012.

•	Insurance FIA product sales grew 55% from the fourth quarter of Fiscal 2011 to $260 million on market share gains by Prosperity EliteSM indexed annuities.

About Harbinger Group Inc.

Harbinger Group Inc. (“HGI”; NYSE: HRG) is a diversified holding company. HGI’s principal operations are conducted through subsidiaries that offer life insurance and annuity products, and branded consumer products such as batteries, personal care products, small household appliances, pet supplies, and home and garden pest control products. HGI is principally focused on acquiring controlling and other equity stakes in businesses across a diversified range of industries and growing its existing businesses. In addition to HGI’s intention to acquire controlling equity interests, HGI may also from time to time make investments in debt instruments and acquire minority equity interests in companies. Harbinger Group Inc. is headquartered in New York and traded on the New York Stock Exchange under the symbol HRG. For more information on HGI, visit: www.harbingergroupinc.com.

About Spectrum Brands Holdings, Inc.

On January 7, 2011, HGI completed the first step of its business strategy with the acquisition of Spectrum Brands Holdings, Inc. (NYSE: SPB). Spectrum Brands continues as a stand-alone company with its common stock traded on the New York Stock Exchange. Spectrum Brands, a member of the Russell 2000 Index, is a global and diversified consumer products company and a leading supplier of batteries, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn & garden and home pest control products, personal insect repellents and portable lighting. Helping to meet the needs of consumers worldwide, Spectrum Brands offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, Varta®, Remington®, George Foreman®, Black & Decker®, Russell Hobbs®, Toastmaster®, Farberware®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot® and Black Flag®. Spectrum Brands’ products are sold by the world’s top 25 retailers and are available in more than one million stores in approximately 140 countries. With nearly 6,000 employees in 43 countries, Spectrum Brands generated net sales of approximately $3.3 billion in Fiscal 2012. For more information, visit: www.spectrumbrands.com.

About Fidelity & Guaranty Life

On April 6, 2011, HGI completed the acquisition of the U.S. annuity and life insurance business of Old Mutual. Under new ownership, the companies have adopted a new corporate identity, Fidelity & Guaranty Life, as well as new insurance company names: Fidelity & Guaranty Life Insurance Company and Fidelity & Guaranty Life Insurance Company of New York. Headquartered in Baltimore, MD, the company focuses its efforts on serving middle market consumers seeking the safety, protection and income features of secure life insurance and annuity products. Products are distributed through Fidelity & Guaranty Life’s established, independent network of master general agents. Fidelity & Guaranty Life has approximately $17.8 billion of cash and investment assets under management as of September 30, 2012. For more information on Fidelity & Guaranty Life, visit: https://home.fglife.com.

Forward Looking Statements

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This document contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including those statements related to the transactions with regards to the Partnership and HHI. Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in or implied by such statements. These statements are based on the beliefs and assumptions of HGI’s management and the management of HGI’s subsidiaries (including target businesses). Generally, forward-looking statements include information concerning possible or assumed future actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will” “could,” “might,” or “continues” or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation: the risk that closing of the transactions with regards to the Partnership and HHI will not occur, will be delayed or will close on terms materially different than expected, including, in the case of the Partnership transaction, as a result of title and environmental diligence of properties to be acquired, commodity price risks, drilling and production risks, related financing plans, reserve estimates and values, statements about the Partnership’s properties and potential reserves and production levels. Other factors could cause actual results, events and developments to differ include, without limitation: the ability of HGI’s subsidiaries (including, target businesses following their acquisition) to generate sufficient net income and cash flows to make upstream cash distributions, capital market conditions, HGI’s and its subsidiaries’ ability to identify any suitable future acquisition opportunities, efficiencies/cost avoidance, cost savings, income and margins, growth, economies of scale, combined operations, future economic performance, conditions to, and the timetable for, completing the integration of financial reporting of acquired or target businesses with HGI or HGI subsidiaries, completing future acquisitions and dispositions, litigation, potential and contingent liabilities, management’s plans, changes in regulations, taxes and those forward looking statements included under the caption “Risk Factors” in HGI’s Annual Report on Form 10-K for fiscal year ended September 30, 2012. All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. HGI does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.

Non-U.S. GAAP Measures

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Spectrum Brands uses adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), a non-U.S. GAAP financial measure. Management believes that Adjusted EBITDA is significant to gaining an understanding of Spectrum Brands’ results as it is frequently used by the financial community to provide insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA can also be a useful measure of a company’s ability to service debt and is one of the measures used for determining Spectrum Brands’ debt covenant compliance. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period. See Table 3 for a reconciliation of Adjusted EBITDA to the Consumer Products segment’s operating income. FGL uses adjusted operating income, a non-U.S. GAAP financial measure frequently used throughout the insurance industry. Management believes the adjustments made to reported operating income (loss) of the insurance segment in order to derive adjusted operating income (loss) are significant to gaining an understanding of FGL’s results of operations. For example, FGL could have strong operating results in a given period, yet show operating income that is materially less, if during the period the fair value of its derivative assets hedging the FIA index credit obligations decrease due to general equity market conditions but the FIA liability related to the index credit obligation did not decrease in the same proportion as the derivative asset because of non-equity market factors such as interest rate movements. Similarly, FGL could also have poor operating results yet show operating income that is materially greater, if during the period the fair value of the derivative assets increases but the FIA liability increase is less than the fair value change of the derivative assets. FGL hedges its FIA index credits with a combination of static and dynamic strategies, which can result in earnings volatility. The management and board of directors of FGL review adjusted operating income (loss) and reported operating income (loss) as part of their examination of FGL’s overall financial results. However, these examples illustrate the significant impact derivative and embedded derivative movements can have on reporting operating income

(loss). Accordingly, the management and board of directors of FGL perform an independent review and analysis of these items, as part of their review of FGL’s hedging results each period. See Table 4 for a reconciliation of adjusted operating income to the Insurance segment’s operating income. Management provides the aforementioned information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations. While management believes that non-U.S. GAAP measurements are useful supplemental information, such adjusted results are not intended to replace U.S. GAAP financial results and should be read in conjunction with those U.S. GAAP results.

HARBINGER GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,	September 30,
	2012	2011
	(Unaudited)
ASSETS
Consumer Products and Other:
Cash and cash equivalents	$408,889	$321,352
Short-term investments	181,828	350,638
Receivables, net	414,417	394,283
Inventories, net	452,633	434,630
Prepaid expenses and other current assets	86,272	143,654

Total current assets	1,544,039	1,644,557
Properties, net	214,319	206,799
Goodwill	694,245	610,338
Intangibles, net	1,714,929	1,683,909
Deferred charges and other assets	82,141	97,324

	4,249,673	4,242,927

Insurance and Financial Services:
Investments:
Fixed maturities, available-for-sale, at fair value	16,088,913	15,367,474
Equity securities, available-for-sale, at fair value	248,087	287,043
Derivative investments	200,667	52,335
Asset-backed loans and other invested assets	198,868	44,279

Total investments	16,736,535	15,751,131
Cash and cash equivalents	1,061,822	816,007
Accrued investment income	191,577	212,848
Reinsurance recoverable	2,363,083	1,612,036
Intangibles, net	273,543	457,167
Deferred tax assets	279,636	207,729
Other assets	44,622	291,043

	20,950,818	19,347,961

Total assets	$25,200,491	$23,590,888

LIABILITIES AND EQUITY
Consumer Products and Other:
Current portion of long-term debt	$16,414	$16,090
Accounts payable	325,943	328,635
Accrued and other current liabilities	336,908	317,629

Total current liabilities	679,265	662,354
Long-term debt	2,150,625	2,032,690
Equity conversion feature of preferred stock	231,950	75,350
Employee benefit obligations	95,113	89,857
Deferred tax liabilities	382,390	338,679
Other liabilities	31,897	44,957

	3,571,240	3,243,887

Insurance and Financial Services:
Contractholder funds	15,290,475	14,549,970
Future policy benefits	3,614,788	3,598,208
Liability for policy and contract claims	91,082	56,650
Note payable	—	95,000
Other liabilities	714,708	381,597

	19,711,053	18,681,425

Total liabilities	23,282,293	21,925,312

Commitments and contingencies

Temporary equity:
Redeemable preferred stock	319,225	292,437

Harbinger Group Inc. stockholders’ equity:
Common stock	1,402	1,393
Additional paid-in capital	861,191	872,683
Accumulated deficit	(98,168)	(128,083)
Accumulated other comprehensive income	413,172	149,448

Total Harbinger Group Inc. stockholders’ equity	1,177,597	895,441
Noncontrolling interest	421,376	477,698

Total permanent equity	1,598,973	1,373,139

Total liabilities and equity	$25,200,491	$23,590,888

HARBINGER GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Month Period Ended September 30,		Year Ending September 30,
	2012	2011	2012	2011
	(Unaudited)
Revenues:
Consumer Products and Other:
Net sales	$832,576	$827,330	$3,252,435	$3,186,916

Insurance and Financial Services:
Premiums	13,127	13,884	55,297	39,002
Net investment income	183,676	192,955	722,733	369,840
Net investment gains (losses)	155,384	(168,119)	410,000	(166,891)
Insurance and investment product fees and other	12,090	22,491	40,251	48,915

	364,277	61,211	1,228,281	290,866

Total revenues	1,196,853	888,541	4,480,716	3,477,782

Operating costs and expenses:
Consumer Products and Other:
Cost of goods sold	552,651	546,833	2,136,757	2,058,049
Selling, general and administrative expenses	232,569	256,648	870,755	947,140

	785,220	803,481	3,007,512	3,005,189

Insurance and Financial Services:
Benefits and other changes in policy reserves	217,670	117,673	777,372	247,632
Acquisition and operating expenses, net of deferrals	24,922	43,795	125,685	72,390
Amortization of intangibles	48,677	(32,455)	160,656	(11,115)

	291,269	129,013	1,063,713	308,907

Total operating costs and expenses	1,076,489	932,494	4,071,225	3,314,096

Operating income	120,364	(43,953)	409,491	163,686
Interest expense	(56,615)	(56,611)	(251,032)	(249,260)
(Increase) decrease in fair value of equity conversion feature of preferred stock	(32,590)	—	(156,600)	27,910
Bargain purchase gain from business acquisition	—	—	—	158,341
Gain on contingent purchase price reduction	—	—	41,000	—
Other income (expense), net	8,474	(21,881)	(17,473)	(42,743)

Income (loss) before income taxes	39,633	(122,445)	25,386	57,934
Income tax (benefit) expense	(135,887)	(13,351)	(85,282)	50,555

Net income (loss)	175,520	(109,094)	110,668	7,379
Less: Net income (loss) attributable to noncontrolling interest	2,347	(15,869)	21,112	(34,680)

Net income (loss) attributable to controlling interest	173,173	(93,225)	89,556	42,059
Less: Preferred stock dividends and accretion	14,082	13,870	59,641	19,833

Net income (loss) attributable to common and participating preferred stockholders	$159,091	$(107,095)	$29,915	$22,226

Net income (loss) per common share attributable to controlling interest:
Basic	$0.79	$(0.77)	$0.15	$0.11

Diluted	$0.78	$(0.77)	$0.15	$0.09

Reconciliation of Adjusted EBITDA of Consumer Products segment to U.S. GAAP operating income (in millions).

	Three Months Ended September 30,		Year Ended September 30,
	2012	2011	2012	2011
Adjusted EBITDA of Consumer Products segment	$126	$114	$485	$457

Reconciliation to reported operating income:
Reported operating income - consumer products segment	$68	$33	$302	$228
Add: Other income (expense) not included above	1	(1)	(1)	(3)
Add back:
Intangible asset impairment	—	32	—	32
Restructuring and related charges	3	11	19	29
Acquisition and integration related charges	11	6	31	37
Depreciation and amortization, net of accelerated depreciation	43	33	134	134

Adjusted EBITDA - consumer products segment	$126	$114	$485	$457

Reconciliation of adjusted operating income (pre-tax) of Insurance segment to U.S. GAAP operating income (loss) (in millions).

	Three Months Ended September 30,		Year Ended September 30,
	2012	2011	2012	2011
Adjusted operating income of Insurance segment (pre-tax)	$19	$20	$62	$48

Reconciliation to reported operating income (loss):
Reported operating income (loss) - insurance segment	$72	$(68)	$164	$(18)
Effect of investment gains, net of offsets	(60)	11	(132)	(1)
Effect of change in FIA embedded derivative discount rate, net of offsets	7	57	18	43
Effects of acquisition-related reinsurance	—	20	12	24

Adjusted operating income - pre-tax	$19	$20	$62	$48

Contacts

Investors:

Harbinger Group Inc.

Investor Relations

Tara Glenn

212-906-8560

investorrelations@harbingergroupinc.com

Media:

Jamie Tully/Michael Henson

Sard Verbinnen & Co

212-687-8080

Source: Harbinger Group Inc.